EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. 3rd Quarter 2008
Earnings Conference
Thursday, October 23, 2008 – 1:00 p.m. ET

Glenn E. Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael R. Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer:  This ends our planned remarks and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed as possible in the public filing of the transcript of our question and answer segment.  Michelle?

Michelle Debkowski:    Thank you, Glenn.  We had several questions presented during the webcast and Mike, I will begin with you, with a few questions related to the synthetic CDO.  Why did the bank buy the $12 million Synthetic Collateralized Debt Obligation that had to be written off; who was responsible for purchasing this financial instrument; and did the CDO come with one of our recent mergers?

Michael Reinhard:  For this investment purchase, we followed our normal process where our finance area analyzes and recommends investment purchases to our Asset/Liability Committee for approval.  At the time this was purchased it provided diversification for the investment portfolio, was a floating rate instrument, and was highly rated at AA.  Unfortunately, the global financial crisis caused this investment to very quickly lose its value.

Michelle Debkowski:    Thank you, Mike.  Why do our highly paid officers keep dumping large blocks of stock in the market?

Michael Reinhard:  While not being aware of the specifics that this question raises, we encourage stock ownership by our executive officers through Board-approved ownership guidelines.  These guidelines are evaluated annually and we believe that most, if not all, executive officers are in compliance.  Notwithstanding that, assuming that an executive officer meets these ownership guidelines, we believe that the purchase or sale of National Penn stock beyond those guidelines for personal reasons is acceptable.

Michelle Debkowski:    Mike, continuing with you, there was a question that came in that said, I do not understand the unrealized gain on the NPB Capital Trust II preferred securities.  Please clarify.

Michael Reinhard:  NPB Capital Trust II is a debt instrument for which we elected the “fair value option” of FASB 157 and 159.  When the market value of a debt instrument declines as occurred in the third quarter, this creates a gain through the income statement.

Michelle Debkowski:     Mike, what is the cost and fair market value of your holdings of the TRUP CDOs and how are you calculating fair market value?

Michael Reinhard:  Our entire portfolio of trust preferred CDO investments are in our “held to maturity” portfolio and are not presented at fair value on our balance sheet.  Since there currently is no trading market for these securities, we utilize estimated pricing indications from several sources including our bond accounting system provider, brokers and internal cash flow model as specified for level three investments under FASB 157.

Michelle Debkowski:  If you decided to participate in a capital purchase program, do you anticipate that you would apply for the maximum amount?

Michael Reinhard: Yes.  As approved by our Board of Directors, we intend to apply for the maximum amount.

Michelle Debkowski:     Scott, a few questions for you.  Please provide some color regarding your participation in National Shared Credits.

Scott Fainor:   Our National Shared Credit Program, based on the National Shared Credit Report of May of this year, has $145 million of outstandings of which $9.8 million are “special mention” credits and $8.4 million are “substandard” with no delinquency within the portfolio.  We need to make a comparison of those $145 million of outstandings against our $6.2 billion total loan portfolio.  We limit our exposure on a transaction level to be not more than $20 million.  A mixture of local borrowers in our regions and national level credits that are cash flow based repayments versus second source refinance payments makes up the majority of these credits.

Michelle Debkowski:  Thank you, Scott.  How did the 30 to 89 day delinquencies compare on a linked quarter basis?

Scott Fainor:  Delinquency at June 30th 2008 was $20.2 million or 33 basis points versus at September 30th 2008 $19.5 million or 31 basis points, as we stated in our presentation.

Michelle Debkowski:  And how would you describe the strength of the loan pipeline?

Scott Fainor:  The loan pipeline for all of our geographic regions and all of our commercial and retail loan areas for the first and second quarters of this year remained very strong at increased record levels.  For the third quarter, in the beginning, we saw a softening of the loan pipeline but at the end of the third quarter we ended up seeing an increase in the loan pipeline back to strong levels based on relationships that are now coming to National Penn to do business, not only on the loan and deposit side, but from the standpoint of all of our other products and services that we offer to our relationship banking clients.

Michelle Debkowski: And Scott, could you please provide some color on the increase in non-accrual loans?

Scott Fainor:  Yes.  The non-accrual loans for September 30th 2008 increased $2.6 million in the commercial real estate area, $1.7 million in the commercial and industrial portfolio, $1.1 million in the residential mortgage area, and $500,000 in our consumer loan area.

Michelle Debkowski:   Thank you, Scott.  Glenn, is the decline in FTE employees related predominately to acquisition cost saves?

Glenn Moyer: I would say, generally, yes.  Plus, we have continued to closely monitor all open positions as part of our overall cost containment efforts and I think those efforts get reflected in our again improved efficiency ratio.

Michelle Debkowski:   Thank you.  Scott, one question coming back to you.  Please provide some color on the sequential increase in the construction and development loans, and is it related to interest reserves, new business developments, or what is it attributable to?

Scott Fainor:  In this loan category, we had limited new business that made up the increase and we did have drawdowns on existing projects throughout all of our geographies.

Michelle Debkowski:  Mike, what will the tax rate be going forward?

Michael Reinhard:  We expect an annual effective tax rate of 24% to 25% going forward.

Michelle Debkowski:   And the big increase in the equity in undistributed net earnings of unconsolidated investments line, why is that up so much and is it sustainable?

Michael Reinhard:  This represents earnings from our investments in an SBIC venture capital fund, and while results are recurring, they are not predictable.

Michelle Debkowski:   Another question for you, Mike.  A big move in the CD portfolio was seen. Is pricing getting less competitive?

Michael Reinhard:  We are hopeful that CD price competition will abate somewhat as some key large participants in our market resolved some of their liquidity issues.

Michelle Debkowski:  Scott, can you please answer if you are seeing more stress in the KNBT portfolios than the legacy NPBC portfolios?

Scott Fainor: We have seen an even amount of softening in the portfolios across all current geographic regions that we‘re doing business in at this time.

Michelle Debkowski:   And, Glenn, a question for you.  How are real estate values holding up in your markets?

Glenn Moyer: Michelle in general, our part of the country did not experience the very high appreciation levels of some other areas, nor are we experiencing the low value points of others. Clearly, things have slowed down more in the higher priced residential units, say, above a quarter of a million dollars.  Generally, commercial appraisals are down as well but not what I would call deeply down.  So overall, the real estate market values whether you are looking at residential or commercial are down but again, I think the mid-Atlantic area and in specific our primary market areas are faring better than most.

Michelle Debkowski:      Thank you.  Scott, can you please discuss to what extent the slowdown in the economy has affected the lending dynamics.  For example, competition, pricing and demand?

Scott Fainor:  Yes, Michelle.  Competition and pricing as we see it in our community banking business remains very aggressive and continues to be very dynamic.  In the middle market high dollar transactions we see less competition, and we see improving margins which we believe will continue throughout year-end.

Michelle Debkowski:  Glenn, do you exepct to build the loan loss reserve in 2009?

Glenn Moyer:  We feel, as we said earlier, that we are adequately reserved.  Clearly we talk about our dynamic process and evaluating this quarterly.  I can tell you without being able to give a specific answer on this, that we certainly are going to continue to strive to keep our coverage ratios of non-performers above peer average.

Michelle Debkowski:   Mike, back to you for a question.  Regarding other earning assets totaling $63.117 million, could you please go into further detail?  Is the $63.117 million up from $31.686 million last quarter, entirely interest bearing deposits at banks, similar to previous quarters?  If so, could you explain where the quarterly sequential gain came from?

Michael Reinhard:  This difference represents an increase in Fed funds sold at quarter end.

Michelle Debkowski:   Okay.  And did the fact that your trust-preferred securities are in “held-to- maturity” have anything to do with the conclusion that there was no impairment?

Michael Reinhard:  No, not at all.  In fact impairment may occur in either held-to-maturity or available-for-sale portfolios.

Michelle Debkowski:   Glenn, would we expect to see a provision at this quarter’s current level next quarter?

Glenn Moyer:   Of course that is something to be determined in the quarter but I would say overall we expect loan and lease chargeoffs and provision expense to be similar to the third quarter in the fourth quarter of '08.

Michelle Debkowski:    Thank you, Glenn.  Mike, what percentage of trust issues are experiencing interest deferrals?

Michael Reinhard:  The specific credit qualities vary pool by pool.  For instance, we still have a pool that has no interest deferrals by the companies that issued debt into the pool.  We also have a pool where five of the companies that issued debt into the pool are deferring their interest payments.  As reported in prior quarters, we have a methodology to assess other than temporary impairment that we believe, along with our accountants, is consistent with GAAP as reaffirmed by the SEC and we plan to continue using that methodology.

Michelle Debkowski:   Thank you, Mike.  Scott, how much of the C&I loan growth was due to increased draw rates versus new customer growth?

Scott Fainor:  Our line usage level has been relatively stable.  So most of the growth is through new commitments to current customers and new customer relationships through those customers that have now joined National Penn.

Michelle Debkowski:   And, Glenn, the last question that I have for you I think is the toughest one we have gotten today.  Will the Phillies win the World Series and, if so, in how many games?

Glenn Moyer:  Michelle, I have been waiting for this question and I want to remind the listeners that at the last webcast I was asked something about the Phillies and I was looking forward to a Philadelphia-Boston World Series.  Well, we got the best part of the 50% of that and I am simply saying it will be the Phillies in six.

Michelle Debkowski:   Thank you very much.  This ends our webcast for today.  Thank you for joining us.